Filed Pursuant to Rule 424(b)(2)

Registration No. 333-260663

Pricing Supplement Dated August 1, 2024
(To Prospectus dated November 1, 2021 and

Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q—Fixed Rate

CUSIP #69371RT30

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ MUFG Securities Americas Inc.

☒ BNP Paribas Securities Corp.

☒ BofA Securities, Inc.

☒ J.P. Morgan Securities LLC

☒ Mizuho Securities USA LLC

☒ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☒ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☒ Other:

Loop Capital Markets LLC

PNC Capital Markets LLC

Rabo Securities USA, Inc.

acting as  ☒ principal  ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

  ☒ a fixed initial public offering price of 99.867% of the Principal Amount.

Principal Amount: $700,000,000	Original Issue Date: August 6, 2024 (T+3)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: August 6, 2027

Net Proceeds to Company: $697,669,000	Interest Payment Dates: Semi-annually on each February 6 and August 6, commencing February 6, 2025 Record Dates: January 23 and July 23 preceding the applicable Interest Payment Date

Interest Rate: 4.450% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:   %

Annual Redemption Percentage Reduction:   % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations:       (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:       (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:   %

Form: ☒ Book-Entry  ☐ Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about August 6, 2024.

Plan of Distribution:

Name	Title	Principal Amount of Notes
MUFG Securities Americas Inc.	Bookrunner	$98,000,000
BNP Paribas Securities Corp.	Bookrunner	$98,000,000
J.P. Morgan Securities LLC	Bookrunner	$98,000,000
PNC Capital Markets LLC	Bookrunner	$98,000,000
RBC Capital Markets, LLC	Bookrunner	$98,000,000
TD Securities (USA) LLC	Bookrunner	$98,000,000
BofA Securities, Inc.	Co-Manager	$28,000,000
Loop Capital Markets LLC	Co-Manager	$28,000,000
Mizuho Securities USA LLC	Co-Manager	$28,000,000
Rabo Securities USA, Inc.	Co-Manager	$28,000,000

Total		$700,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes before the first business day prior to the original issue date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A